Exhibit 99.1

MACY'S, INC.

FOR IMMEDIATE RELEASE

Macy's, Inc. Same-Store Sales Down 1.4% in July

CINCINNATI--(BUSINESS WIRE)--Aug. 9, 2007--Macy's, Inc. (NYSE:M) today reported total sales of $1.602 billion for the four weeks ended Aug. 4, 2007, a decrease of 0.2 percent compared to total sales of $1.605 billion in the same period last year. On a same-store basis, Macy's, Inc. sales were down 1.4 percent in July. This is within the company's guidance for same-store sales to be flat to down 3 percent in July.

For the 13-week second quarter of 2007, Macy's, Inc. sales totaled $5.894 billion, a decrease of 1.7 percent compared to total sales of $5.995 billion in the same period last year. On a same-store basis, Macy's, Inc. second quarter sales were down 2.6 percent.

For the year to date, Macy's, Inc. sales totaled $11.815 billion, down 0.9 percent from total sales of $11.925 billion in the first 26 weeks of 2006. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 1.1 percent.

Macy's, Inc. expects same-store sales in August to be in the range of down 1 percent to up 2 percent.

The company is slated to report its second quarter earnings on Wednesday, Aug. 15, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-800-946-0741 passcode 4059781.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780